EXHIBIT 10.40


                    FIRST AMENDMENT TO EMPLOYMENT AGREEMENT

THIS FIRST AMENDMENT is made and entered into as of the 12th day of May, 1997, by and between CHS ELECTRONICS, INC., a Florida corporation (the "Company"), and CLAUDIO OSORIO (the "Executive").


                                  WITNESSETH

         WHEREAS, the Company and the Executive have heretofore entered into that certain Employment Agreement dated March 22, 1996 (the "Agreement");

         WHEREAS, the Company and the Executive desire to modify the terms of the Agreement as hereinafter set forth;

         NOW, THEREFORE, in consideration of the mutual premises made herein and for other good and valuable consideration, the parties hereby agree as follows:

         1. Section 1.2 of the Agreement shall be amended to read in its entirety as follows:

"The Executive shall serve as the Chief Executive Officer and shall perform the duties of an executive commensurate with such position, shall diligently perform all services as may be reasonably assigned to him by the Board and shall exercise such power and authority as may from time to time be delegated to him by the Board. The Executive shall devote substantially all of his time to the business and affairs of the Company, render such services to the best of his ability, and use his best efforts to promote the interests of the Company."

         2. Section 2 of the Agreement shall be amended to read in its entirety as follows:

Effective as of May 1, 1997 and for the balance of the Term, the Executive shall receive a base salary at the annual rate of $750,000 (the "Base Salary"), such Base Salary to be payable in substantially equal installments consistent with the Company's normal payroll schedule, subject to applicable withholding and other taxes. At the discretion of the Board of Directors or the Compensation Committee thereof, such Base Salary may be, at any time, increased, but shall in no event be decreased. Effective upon an increase, the term "Base Salary" shall be without further action modified to mean such increased amount. The Executive shall also be entitled to such additional compensation, bonuses and benefits, if any, as shall be determined from time to time by the Board and/or as prescribed by any benefit or bonus plan adopted thereby, in its sole authority and discretion, based upon the performance of the Company and the Executive.

         3. Except as amended hereby, all other provisions of the Agreement shall remain in full force and effect.

         4. This First Amendment shall be governed by and construed in accordance with the laws of the State of Florida.


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         IN WITNESS WHEREOF, the parties have executed this First Amendment as of the day and year first above written.


                                             CHS ELECTRONICS, INC.


                                             By:  /s/ CRAIG TOLL
                                                  ------------------------
                                                  Craig Toll, Treasurer


                                             EXECUTIVE


                                             By:  /s/ CLAUDIO OSORIO
                                                  ------------------------
                                                  Claudio Osorio